SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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667 Madison Avenue

New York, New York 10065-8087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2015

The Annual Meeting of Shareholders of Loews Corporation will be held at The Pierre, 2 East 61st Street, New York, New York, on Tuesday, May 12, 2015, at 11:00 A.M. New York City time, for the following purposes:

•	To elect fourteen directors;

•	To approve, on an advisory basis, the company’s executive compensation;

•	To ratify the appointment of the company’s independent auditors for 2015; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 18, 2015 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: March 30, 2015

PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF

YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND

RETURNING THE PROXY CARD INCLUDED THEREWITH.

LOEWS

CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders, which will be held on May 12, 2015. Our mailing address is 667 Madison Avenue, New York, New York 10065-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “Company.”

Voting

As of March 18, 2015, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 372,183,868 shares of our Common Stock outstanding. Each outstanding share of our Common Stock is entitled to one vote on all matters that may come before the meeting. All proxies properly voted in accordance with the instructions set forth below prior to the meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person at the meeting. Shares with respect to which a broker indicates that it does not have authority to vote on a matter will be considered “broker non-votes” and will not be counted as voting on such matter.

Majority Vote Standard for Election of Directors. Our by-laws provide that a nominee for director in an uncontested election such as this one will be elected to the Board if the votes cast for that nominee’s election exceed the votes cast against his or her election. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted and will have no effect on the outcome of the voting for directors. In the event that an incumbent nominee does not receive a majority of the votes cast, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Votes Required to Adopt Other Proposals. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the meeting. Shares that are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the voting.

Voting by Proxy. We expect to begin mailing to our shareholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (a “Notice”) containing instructions describing how to access our proxy materials, including this Proxy Statement and our Annual Report, and vote shares by the Internet or by telephone, on or about March 30, 2015. If you receive a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below:

•	by the Internet: to submit your proxy by the Internet, go to www.proxyvote.com. You will need the control number included on your proxy card, voter instruction form or Notice;

•

by telephone: to submit your proxy by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you should dial the phone number listed on your voter instruction form. You will need the control number included on your proxy card, voter instruction form or Notice; or

•

by mail: if you are a holder of record and received your Proxy Statement and Annual Report by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed self-addressed envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full set of the annual meeting materials at no charge through one of the following methods: (i) by the Internet at: www.proxyvote.com; (ii) by telephone at: 1-800-579-1639; or (iii) by e-mail at sendmaterial@proxyvote.com. Once you receive the Proxy Statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Voting in Person. All shareholders may vote in person at the meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If your shares are held in street name, you must obtain a valid legal proxy, executed in your favor, from your broker or other holder of record to be able to vote at the meeting.

Confidentiality. Our Board of Directors has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of Broadridge Financial Solutions, Inc. or another third party and not our employees.

Principal Shareholders

The following table shows certain information as to all persons who, to our knowledge as of March 1, 2015 unless otherwise indicated, were the beneficial owners of 5% or more of our Common Stock. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Name and Address	Amount Beneficially Owned	Percent of Class

Southeastern Asset Management, Inc. (1)	34,012,698	9.1%
6410 Poplar Ave., Suite 900
Memphis, TN 38119

Joan H. Tisch (2)(3)	20,485,860	5.5
c/o Barry L. Bloom
655 Madison Avenue
New York, NY 10065

(1) This information is as of December 31, 2014 and is based on a Schedule 13G report filed jointly by Southeastern Asset Management, Inc. and Mr. O. Mason Hawkins, its chairman and chief executive officer. According to the report, Southeastern Asset Management, Inc. has sole voting power with respect to 16,527,183 shares and sole dispositive power with respect to 19,975,483 shares, and Mr. O. Mason Hawkins does not have sole voting or dispositive power with respect to any shares.

(2) This information is as of December 31, 2014 and is based on a Schedule 13G report filed by Mrs. J.H. Tisch. According to the report, the amount beneficially owned includes 1,000,000 shares owned beneficially by Mrs. J.H. Tisch directly and 19,485,860 shares held by her as trustee of various trusts.

(3) James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are nephews of Mrs. J.H. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company, is the son of Mrs. J.H. Tisch. James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch are members of the Company’s Office of the President.

Director and Officer Holdings

The following table shows certain information, as of March 1, 2015, regarding the shares of our Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them. The number of shares included with respect to stock appreciation right (“SAR”) awards granted under the Loews Corporation Stock Option Plan (our “Stock Option Plan”) is the number of shares of our Common Stock each person would have received had such person exercised his or her SARs, based on the fair market value per share of $41.11 for our Common Stock, calculated in accordance with the terms of our Stock Option Plan, on March 1, 2015.

Name	Amount Beneficially Owned (1)	Percent of Class

Lawrence S. Bacow	544 (2)	*
Ann E. Berman	5,564 (3)	*
Joseph L. Bower	14,464 (4)	*
Charles D. Davidson	10,000	*
Charles M. Diker	12,764 (4)	*
David B. Edelson	30,751 (5)	*
Jacob A. Frenkel	1,345 (2)	*
Paul J. Fribourg	11,264 (2)	*
Walter L. Harris	17,264 (6)	*
Peter W. Keegan	30,751 (7)	*
Philip A. Laskawy	14,264 (8)	*
Ken Miller	20,407 (9)	*
Kenneth I. Siegel	5,840 (2)	*
Andrew H. Tisch	15,134,554 (10)	4.1%
James S. Tisch	15,802,550 (11)	4.2
Jonathan M. Tisch	8,839,869 (12)	2.4
Anthony Welters	—	*
All executive officers and directors as a group (19 persons including those listed above)	39,998,438 (13)	10.7

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(3) Includes 5,264 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable, and 300 shares held by a charitable foundation as to which Ms. Berman has shared voting and investment power.

(4) Includes 9,764 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(5) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Edelson owns beneficially 6,000 common units of Boardwalk Pipeline Partners, LP, a 53% owned subsidiary of the Company (“Boardwalk Pipeline”) and 2,000 shares of CNA Financial Corporation, a 90% owned subsidiary of the Company (“CNA”).

(6) Includes 11,264 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA and 2,000 common units of Boardwalk Pipeline.

(7) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Keegan owns beneficially 10,000 shares of CNA.

(8) Includes 8,264 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable and 6,000 shares owned beneficially by Mr. Laskawy’s wife.

(9) Includes 3,407 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Miller owns beneficially 9,000 shares of CNA.

(10) Includes 41,002 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 14,848,552 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 4,872,469 shares held in trust for his benefit), and 245,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. In addition, Mr. A.H. Tisch is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(11) Includes 41,002 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 10,262,359 shares held by trusts of which Mr. J.S. Tisch is the managing trustee, and 445,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns beneficially 20,000 shares of Diamond Offshore Drilling, Inc., a 52.5% owned subsidiary of the Company (“Diamond Offshore”), including 15,000 shares issuable upon the exercise of awards that are currently exercisable. He is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(12) Includes 41,002 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 8,578,867 shares held by trusts of which Mr. J.M. Tisch is the managing trustee (inclusive of 5,566,513 shares held in trust for his benefit) and 220,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(13) Includes 297,471 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2014 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors has fixed the number of directors constituting the full Board at fourteen. Accordingly, at the meeting shareholders will vote to elect a Board of fourteen directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director and each has agreed to be nominated in this Proxy Statement. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board and consistent with the proxy rules, or our Board will adopt a resolution reducing the number of directors constituting our full Board.

Information about each nominee for director and the nominee’s age, principal occupation during the past five years and other background information and individual qualifications and attributes are set forth below. Unless otherwise noted below, no entity related to a nominee is affiliated with the Company.

Lawrence S. Bacow, 63 – Fellow, Harvard College. Dr. Bacow also served as President-in-Residence of the Harvard Graduate School of Education from 2011 until 2014 and President of Tufts University from 2001 until 2011. He is a director of Henry Schein, Inc. and was a director of Boston Properties, Inc. from 2003 until 2012. He has been a director of the Company since 2011.

Dr. Bacow’s experience as an educator and as the President of Tufts University, coupled with his experience as having served as a consultant to a variety of companies and his service as a director of a public company provides him with a wealth of knowledge and experience which are valuable to our Board in its deliberations.

Ann E. Berman, 62 – Retired advisor to the president of Harvard University. Ms. Berman is also a director of Eaton Vance Corporation and Cantel Medical Corp. She has been a director of the Company since 2006.

Ms. Berman’s experience, including having served as Vice President of Finance and Chief Financial Officer of Harvard University, has provided her with a deep knowledge of the complex financial issues faced by large institutions such as the Company. In addition, her past service on the board of the Harvard Management Company, which oversees the management of Harvard’s endowment, gives her extensive experience in dealing with large and diverse investment portfolios such as those maintained by the Company and its subsidiaries. This knowledge and experience qualifies her to serve as one of the two financial experts on our Board’s Audit Committee.

Joseph L. Bower, 76 – Donald K. David Professor Emeritus at Harvard Business School since July 2014. Prior to July 2014, Professor Bower served as Baker Foundation Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc. and New America High Income Fund, Inc. He was also a director of Sonesta International Hotels Corporation from 1984 until 2012 and Brown Shoe Company, Inc. from 1982 until 2012. He has been a director of the Company since 2001.

Professor Bower has served as a Professor of Business Administration for over 45 years. For many years his scholarship has had a particular emphasis on corporate management, organization and leadership. His study and knowledge in this area serve to enhance our Board’s ability to fulfill its oversight responsibility with respect to the Company’s management.

Charles D. Davidson, 65 – Chairman of the Board of Noble Energy Inc., (“Noble”), an independent producer of oil and natural gas in the United States and overseas, since 2001. Mr. Davidson served as Chief Executive Officer of Noble from 2000 through October 2014 and President of Noble from 2000 through April 2009. In April 2014, Mr. Davidson announced that he would be retiring from Noble, effective in May of this year. He has been a director of the Company since February 2015.

Mr. Davidson has worked in the oil and gas industry for over forty years, including as President and CEO of Noble. His extensive experience with oil and gas operations, as well as management of a large, complex, multinational organization, give him knowledge and insights that are valuable to our Board, particularly in overseeing the business of our energy industry subsidiaries, Diamond Offshore and Boardwalk Pipeline.

Charles M. Diker, 80 – Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices. He has been a director of the Company since 2003.

Mr. Diker has had wide-ranging experience in the investment advisory field, as well as in the management or on the boards of several operating businesses. This combination of experiences as an investment professional and a key executive at operating companies is a valuable attribute which Mr. Diker brings to our Board, particularly in light of the Company’s varied investment and business interests.

Jacob A. Frenkel, 72 – Chairman of the Board of Trustees of the Group of Thirty, a nonprofit consultative group on international economic and monetary affairs and, since 2009, Chairman of JPMorgan Chase International, the international unit of bank JPMorgan Chase & Co., and a member of the International Council of JPMorgan Chase & Co. Dr. Frenkel served as Vice Chairman of insurer American International Group, Inc. from 2004 until 2009. He is also a director of Boston Properties, Inc. He has been a director of the Company since 2009.

Dr. Frenkel brings to our Board broad experience in international economic and monetary affairs. He has held senior executive positions at large financial institutions and governmental bodies, served as Governor of the Bank of Israel and also has served as a Professor of International Economics at the University of Chicago. This wide-ranging experience has provided Dr. Frenkel with valuable knowledge and skills which allow him to make important contributions to the work of our Board.

Paul J. Fribourg, 61 – Chairman of the Board, President and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Restaurant Brands International, Inc. (as successor to Burger King Holdings, Inc.), and Apollo Global Management, LLC. He has been a director of the Company since 1997.

Mr. Fribourg has had extensive and practical hands-on experience as the chief executive officer of Continental Grain Company, a major industrial company with broad international operations. This background gives Mr. Fribourg particular insight into many of the business decisions which come before our Board.

Walter L. Harris, 63 – President and Chief Executive Officer of FOJP Service Corporation, a provider of risk management services to hospitals, long-term care facilities and social service agencies in New York City, and Hospitals Insurance Company, a provider of insurance coverages and services to hospitals, long-term care facilities, physicians, and healthcare professionals in New York State since November 2014. Prior to November 2014, Mr. Harris worked as an independent consultant and, from December 2010 until June 2013, he was Vice Chairman of Alliant Insurance Services, Inc. and President of its wholly-owned subsidiary, T&H Group, Inc. (“Alliant”), an insurance brokerage firm. Prior to December 2010, Mr. Harris served as President and Chief Executive Officer of Tanenbaum-Harber Co., Inc., now known as T&H Brokers, Inc. (“T-H”). He has been a director of the Company since 2004.

Mr. Harris has extensive experience and knowledge regarding the commercial insurance industry, which is particularly valuable to our Board in light of the Company’s significant interest in the insurance industry as represented by one of our principal subsidiaries, CNA.

Philip A. Laskawy, 73 – Retired Chairman and Chief Executive Officer of Ernst & Young LLP. Mr. Laskawy is also a director of Henry Schein, Inc. and Lazard Ltd. He was also a director of General Motors Corporation from 2009 until 2013 and Federal National Mortgage Association (Fannie Mae) from 2008 until 2014. He has been a director of the Company since 2003.

Mr. Laskawy brings to our Board extensive knowledge of and skills in financial and accounting matters, having served as chairman and chief executive officer of one of the largest public accounting firms in the United States. This qualifies him to serve as one of the two financial experts on our Board’s Audit Committee. Financial and accounting issues are critical to the Company. Mr. Laskawy’s knowledge and skills are valuable to our Board in understanding and dealing with these issues.

Ken Miller, 72 – President and Chief Executive Officer of Ken Miller Capital, LLC, a merchant banking firm, and, since September 2012, Senior Advisor to Teneo Holdings, a consulting firm. He has been a director of the Company since 2008.

Mr. Miller has served as a financier and financial advisor for most of his business career. His experience in having served as a director of a variety of companies, as well as his skills in evaluating businesses and his experience in providing advice to third parties on financial transactions and capital markets, serve our Board well.

Andrew H. Tisch, 65 – Co-Chairman of the Board since 2006, Chairman of the Executive Committee and a member of the Office of the President of the Company. He is also a director of K12 Inc., CNA, Diamond Offshore and of the general partner of Boardwalk Pipeline. He has been a director of the Company since 1985.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of executive positions. This experience has provided him with broad knowledge of and insight into the Company, its operations and the businesses in which it is engaged, and has enabled him to be instrumental in providing the Company with both strategic direction and operational oversight. Our Board and its Nominating Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

James S. Tisch, 62 – President and Chief Executive Officer and a member of the Office of the President of the Company. He is also a director of General Electric Company, CNA and Chairman of the Board of Diamond Offshore. Mr. Tisch served as Chief Executive Officer of Diamond Offshore until May 2008. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of executive positions, giving him wide-ranging knowledge of the Company, its operations and the businesses in which it is engaged, and enabling him to be instrumental in providing the Company with both strategic direction and operational oversight. Our Board and its Nominating Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Jonathan M. Tisch, 61 – Co-Chairman of the Board of the Company since 2006, Chairman of Loews Hotels and a member of the Office of the President of the Company. Prior to January 2012, Mr. Tisch also served as Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of executive positions. This experience has provided him with extensive knowledge of and insight into the Company, its operations and business, and has enabled him to be instrumental in providing the Company with strategic direction and operational oversight. Our Board and its Nominating Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Anthony Welters, 60 – Executive Vice President and a member of the Office of the CEO of UnitedHealth Group Incorporated since 2011, and Chairman of BlackIvy Group LLC, a values-driven investment company that builds and grows commercial enterprises in Sub-Saharan Africa, since 2013. From 2006 until 2011 he was President, Public and Senior Markets Group of UnitedHealth Group. Mr. Welters is also a director of C.R. Bard, Inc. and West Pharmaceutical Services, Inc. and was a director of Qwest Communications, Inc. from 2006 until 2011. He has been a director of the Company since 2013.

Mr. Welters’ experience as a senior executive at a large, complex health insurance company, as well as his service as a director of several public companies and his work with numerous educational and philanthropic organizations, give him a range of knowledge and skills which will greatly benefit our Board.

Director Independence

Our Board of Directors has determined that the following directors, constituting a majority of our directors and nominees, as well as Gloria R. Scott who served as a director until May of 2014, are independent under the listing standards of the New York Stock Exchange: Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles D. Davidson, Charles M. Diker, Jacob A. Frenkel, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy, Ken Miller and Anthony Welters. We refer to these directors in this Proxy Statement as our “Independent Directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below in determining that none of our Independent Directors has any material relationship with our subsidiaries or us.

Our Board has established the following standards to assist it in determining director independence. A director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•

the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•

the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In considering Dr. Frenkel’s independence, the Board noted that he serves as Chairman of JPMorgan Chase International, a unit of JPMorgan Chase & Co., where he concentrates on international strategy and global economic issues. From time to time, for many years, the Company has had commercial banking and investment banking relationships with JPMorgan Chase & Co. Dr. Frenkel has not had, and is not expected to have, any role in any current or potential future relationships between the Company and JPMorgan Chase & Co., or any material direct or indirect interest therein.

In considering Mr. Harris’s independence, the Board noted that he retains an ownership interest in certain former affiliates of T-H which, from time to time, receive brokerage commissions from insurance company subsidiaries of CNA (the “T-H Companies”). Mr. Harris has informed the Company that such commissions were less than the greater of $1 million or 2% of the consolidated gross revenues of the T-H Companies during each of the last three years.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Audit Committee. The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The members of our Audit Committee are Walter L. Harris (Chairman), Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles M. Diker, Jacob A. Frenkel, Paul J. Fribourg, Philip A. Laskawy and Ken Miller, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. Our Board has determined that each of Ms. Berman and Mr. Laskawy is a “financial expert” under the rules of the Securities and Exchange Commission.

Compensation Committee. The primary function of our Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our Chief Executive Officer meeting in executive session with the Compensation Committee. Neither our Chief Executive Officer nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. The members of our Compensation Committee are Joseph L. Bower (Chairman), Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director and satisfies the additional independence requirements for Compensation Committee members provided for in the listing standards of the New York Stock Exchange.

Nominating and Governance Committee. The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary. The members of our Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Jacob A. Frenkel, Walter L. Harris and Ken Miller, each of whom is an Independent Director.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of this Code for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions on our website.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. The Chairman of our Nominating and Governance Committee, currently Paul J. Fribourg, serves as the Lead Director and presides at these meetings.

Director Attendance at Meetings

During 2014 there were seven meetings of our Board of Directors, six meetings of our Audit Committee, three meetings of our Compensation Committee and three meetings of our Nominating and Governance Committee. During 2014, each of our directors attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during 2014. Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time. All of our directors then serving attended our 2014 Annual Meeting of Shareholders.

2014 Director Compensation

During 2014, our non-management directors received a retainer of $25,000 and 2,250 fully vested SAR awards per quarter. In addition, members of our Audit Committee are paid $2,000, and members of our Compensation Committee and Nominating and Governance Committee are paid $1,000, for each committee meeting attended. Furthermore, the chair of our Audit Committee receives a retainer of $5,000 per quarter, and the chair of each of our Compensation and Nominating and Governance Committees receives a retainer of $2,500 per quarter. The following table shows information regarding the compensation of our non-management directors then serving during the year ended December 31, 2014.

	Fees Earned
	or Paid in	Option/SAR
Name	Cash	Awards (1)	Total

L.S. Bacow	$112,000	$64,679	$176,679
A.E. Berman	112,000	64,679	176,679
J.L. Bower	126,000	64,679	190,679
C.M. Diker	113,000	64,679	177,679
J.A. Frenkel	109,000	64,679	173,679
P.J. Fribourg	128,000	64,679	192,679
W.L. Harris	135,000	64,679	199,679
P.A. Laskawy	112,000	64,679	176,679
K. Miller	115,000	64,679	179,679
G.R. Scott (2)	33,000	18,400	51,400
A. Welters	100,000	64,679	164,679

(1) These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 15 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2015 (our “2014 Annual Report”). At December 31, 2014, the aggregate number of stock option and SAR awards outstanding for each non-management director was as follows: Dr. L.S. Bacow, 30,000; Ms. A.E. Berman, 63,000; Prof. J.L. Bower, 67,500; Mr. C.M. Diker, 69,000; Dr. J.A. Frenkel, 40,500; Mr. P.J. Fribourg, 69,000; Mr. W.L. Harris, 69,000; Mr. P.A. Laskawy, 66,000; Mr. K. Miller, 48,000; Dr. G.R. Scott, 12,750; and Mr. A. Welters, 11,250.

(2) Dr. Scott retired from our Board on May 13, 2014.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Although we have no minimum qualifications, a candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived diversity guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes.

Board Leadership Structure

Our Board’s leadership structure consists of two Co-Chairmen of the Board, Andrew H. Tisch and Jonathan M. Tisch, both of whom are members of the Office of the President, and a Lead Director, who is also Chairman of its Nominating and Governance Committee, presently Paul J. Fribourg. The Company’s Chief Executive Officer and third member of its Office of the President, James S. Tisch, does not serve in a formal leadership capacity on our Board.

Our Board believes that this structure provides input and guidance for the Board from both senior management, as represented by the members of the Office of the President, and the non-management directors, as represented by the Lead Director, which enable the Board to fulfill its oversight role. Our Board also believes that the exclusion of the Company’s Chief Executive Officer from its leadership structure helps to achieve an appropriate balance between the differing perspectives of management and non-management directors during the course of its proceedings.

The Lead Director plays an important role in our Board’s leadership structure. The non-management directors meet in executive session after each regular meeting of our Board. The Lead Director chairs these meetings of the non-management directors, in addition to serving as Chairman of the Nominating and Governance Committee, the principal Board committee charged with responsibility for the Board’s leadership structure. In this dual role, the Lead Director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns that the non-management directors may have directly to the Company’s senior management.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk in the financial health of all business enterprises, including the Company. As part of its oversight responsibility, at our Board’s request the Company’s management provides periodic reports to our Board which, among other things, seek to systematically identify the principal risks facing the Company and its subsidiaries, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management through the conduit of the Lead Director and during full Board deliberations.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board – Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted, and as may be amended from time to time, by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by the auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman	Jacob A. Frenkel
Lawrence S. Bacow	Paul J. Fribourg
Ann E. Berman	Philip A. Laskawy
Joseph L. Bower	Ken Miller
Charles M. Diker

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview: Pay for Performance. The objective of our executive compensation program is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our shareholders.

The principal components of compensation for our Named Executive Officers (see the Summary Compensation Table, below) are:

•	base salary;

•	performance-based incentive compensation awards;

•	equity-based stock appreciation rights; and

•	retirement, medical and related benefits.

We believe in recognizing the performance of our executive officers primarily through fair and reasonable cash compensation made up of a fixed base salary and incentive compensation. The fixed base salary generally comprises less than half of the total potential cash compensation with the balance coming from our performance-based incentive compensation plan. In setting potential awards under that plan our Compensation Committee sets what it believes are reasonable target levels, but reserves to itself broad discretion to reduce or eliminate incentive compensation or to pay incentive compensation subject to pre-established maximums. In selecting these elements of executive compensation, we have considered our historical compensation policies as they have evolved over the years, national surveys of executive compensation at comparable sized companies and the executive compensation programs of various companies engaged in businesses similar to ours and our principal subsidiaries (although we do not benchmark our compensation to any particular group of companies), as well as applicable tax and accounting impacts of executive compensation. In addition, we have considered the advisory vote of our shareholders at the 2014 Annual Meeting, with approximately 92% of the votes cast in favor of approving our executive compensation program, and have not implemented any material changes to our program.

Our compensation program is intended to align the interests of our senior executives with those of our shareholders with a goal of increasing shareholder value and reasonably rewarding superior performance which supports that goal. In establishing the aggregate amount of targeted compensation for each Named Executive Officer, we do not rely on formula-driven plans which could result in unreasonably high compensation levels and could encourage excessive risk taking. Instead, the primary factor in setting targeted compensation is an evaluation of the individual’s performance in the context of our financial performance and compensation policies. The Compensation Committee also reviews and considers compensation levels and practices as shown in the surveys and other materials referred to above. Based on these factors, we determine an overall level of targeted cash compensation, a portion of which is to be paid as base salary and the balance of which would be incentive-based, and stock-based awards, which are described in further detail below. Although the Committee reviews base salary and stock-based awards annually, the primary variable in our compensation program for Named Executive Officers has been the establishment of incentive compensation awards.

Our Chief Executive Officer, after consulting with the other members of the Office of the President, reviews with the Compensation Committee the performance of each Named Executive Officer and each other executive officer and makes a recommendation to the Committee with respect to their annual compensation, including the setting of parameters for incentive compensation awards and stock-based awards. In accordance with its charter, the Committee then makes the final determination regarding the compensation, including base salary, cash-based incentive compensation and grants of SAR awards, for our Chief Executive Officer and each of the other Named Executive Officers, as well as all of our executive officers.

Base Salary. The base salary for each of our Named Executive Officers has remained unchanged at approximately $1 million per annum for at least the last five years. This reflects the impact of provisions of the Internal Revenue Code which limit the amount of compensation we may deduct for federal income tax purposes to $1 million for certain of the Named Executive Officers, except to the extent such compensation is considered to be “performance-based,” and the Compensation Committee’s policy of maximizing the deductibility of compensation. See “Deductibility of Compensation under the Internal Revenue Code” below. In addition, the relative lower weight of base salary to performance-based compensation is consistent with the Compensation Committee’s belief that performance-based compensation should be the greater part of the compensation of each of our Named Executive Officers.

Incentive Compensation Awards. The largest portion of the compensation of our Named Executive Officers in 2014 came from awards under our Incentive Compensation Plan for Executive Officers (“Incentive Compensation Plan”). This element of our compensation program makes a significant portion of the executive’s annual compensation dependent on the Company’s attainment of a pre-established level of income, which we call Performance-Based Income. Under the Incentive Compensation Plan, the Compensation Committee employs both quantitative factors – our attainment of the performance goal discussed below, and qualitative factors – the Committee’s assessment of the individual’s performance.

As more fully described below, under the terms of the Incentive Compensation Plan, the Compensation Committee, in granting awards, establishes a target amount and maximum award for each participant and retains full negative discretion to reduce awards despite the fact that funds may be available in the performance-based pool. This allows the Committee to review and evaluate each participant’s performance in light of the year end results which, we believe, serves to discourage excessive risk taking. We believe the features of the Incentive Compensation Plan help align the interests of our executive officers with those of our shareholders.

Under the Incentive Compensation Plan, during the first quarter of each year our Compensation Committee establishes an annual performance bonus pool, expressed as a percentage of our Performance-Based Income for that year. The performance bonus pool is not an expectation of the amount of bonuses that will, in fact, be paid. Performance-Based Income is defined in the Incentive Compensation Plan to mean our consolidated net income as adjusted by the Committee in its sole discretion to take into account specific factors that may impact our business, but which the Committee deems reasonable and appropriate to exclude or include. Among other things, the Committee may take into account the potential impact on our earnings of realized and unrealized investment gains and losses, accounting changes, acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, catastrophes and changes in legislation or regulation.

After establishing the performance bonus pool for the year, the Compensation Committee then allocates a portion of that pool (expressed as a percentage of Performance-Based Income) to each of the Named Executive Officers and other executive officers who are participating in the Incentive Compensation Plan and are eligible to receive incentive compensation awards. The Committee establishes a target award (expressed as a dollar amount) for each participant, based on its assessment of the individual’s expected performance of his duties, with the intention that the incentive compensation award will not exceed the target award (even if the objective formula permits payment of an award in excess of the established target) except based on the Committee’s discretion. The Committee also establishes, for each participant, a maximum award (expressed as a dollar amount) to permit the Committee to award a bonus amount that exceeds the pre-established target award. In addition, in accordance with the Incentive Compensation Plan, it has been the practice of the Committee to retain negative discretion in the payment of awards, which allows the Committee to reduce or eliminate any award at the Committee’s discretion.

Once Performance-Based Income for the year has been determined, typically in February of the following year, the Compensation Committee will review and re-assess each participant’s performance for such year and, based upon such review and re-assessment, will award incentive compensation out of each executive’s allocated percentage of the performance bonus pool. Based on such review and assessment, the Committee, in its discretion, will determine whether to award incentive compensation that meets or exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award.

For 2014, the Compensation Committee established a performance bonus pool of 4% of Performance-Based Income, which it determined was an appropriate level to give it the ability to recognize the performance of plan participants, which includes all of the Company’s executive officers, including the Named Executive Officers, while not unduly burdening the Company’s financial position with potentially excessive compensation. There is no expectation that the entire performance bonus pool will, in fact, be awarded and paid out. The Committee’s practice has been to pay bonuses amounting to only a fraction of the performance bonus pool. The potential for excessive compensation is further limited by the setting of target levels as well as absolute maximum amounts for each Named Executive Officer.

In allocating the performance bonus pool and setting the target award and maximum award for each Named Executive Officer, the Committee takes into account the factors described in “Overview: Pay for Performance” above, including primarily the individual’s duties, expected performance of those duties and compensation history and the Company’s goal of increasing shareholder value and reasonably rewarding superior performance while eschewing formula-driven plans which have the potential of providing unreasonably high compensation levels. With respect to each Named Executive Officer, other than the Chief Executive Officer, the Compensation Committee gives great weight to the recommendations of the Chief Executive Officer. The Committee relies on these qualitative factors, together with its discretion to reduce awards below the target award as well as to pay awards up to the maximum amount, and has determined not to establish specific, quantitative criteria or numerical formulas of performance measures. The 2014 target and maximum awards and the share of the performance bonus pool allocated to each Named Executive Officer are as follows:

	Share of 4%
	Bonus Pool		Maximum
Name	Allocated	Target Award	Award

James S. Tisch	17.7%	$3,425,000	$5,000,000
Andrew H. Tisch	15.9	2,775,000	4,500,000
Jonathan M. Tisch	15.9	2,775,000	4,500,000
David B. Edelson	16.8	3,200,000	4,750,000
Kenneth I. Siegel	15.9	2,675,000	4,500,000

The Compensation Committee determined that Performance-Based Income for 2014 would mean our consolidated net income, after excluding the impact of certain items which the Committee concluded would not be appropriate in measuring performance in 2014. However, by reserving to itself the ability to exercise negative discretion to reduce an award otherwise earned the Committee retains the ability to take these excluded items and other factors it deems relevant into account in awarding incentive compensation. For 2014, Performance-Based Income amounted to $867 million compared to consolidated net income of $591 million. The adjustments identified for 2014 and the reason for such adjustments, were:

(1) The effect of accounting changes. This item was excluded for the following reasons: (i) by its nature it is not a cash item; (ii) it is not within the control of the Company or any Named Executive Officer; and (iii) it has the possibility of increasing or decreasing net income in ways that may not be predictable when Performance-Based Income is established.

(2) Net losses attributed to the impairment of goodwill. This item was excluded for the following reasons: (i) it is not a cash item; and (ii) under generally accepted accounting principles goodwill is accounted for under an impairment-based model under which goodwill is subject to reduction, resulting in charges to income, based on a decline in fair value, but cannot be increased in subsequent periods if fair values rise.

(3) Net losses attributed to any charges resulting from the application of the full cost ceiling limitation in relation to the valuation of proved reserves at HighMount Exploration & Production LLC (“HighMount”), or any writedown of HighMount’s carrying value. This item was excluded for the following reasons: (i) it is not a cash item; (ii) it is based upon a measurement of proved reserves reflecting a price which does not take into account the long-lived nature of HighMount’s reserves; and (iii) like goodwill impairments, it cannot be increased in subsequent periods should prices rise.

(4) Any net loss attributable to an increase in the asbestos and environmental pollution reserves, and related adverse dividend or premium development, associated with accident years prior to 2000, and the after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves covered under CNA’s 2010 loss portfolio transfer which is not offset by losses ceded in that transaction due to retroactive reinsurance accounting. In 2010, CNA entered into a loss portfolio transfer transaction pursuant to which virtually all of its legacy asbestos and environmental pollution liabilities were ceded to a reinsurer. Accordingly, the Compensation Committee determined that any remaining charges related to this pre-2001 legacy business, as well as any net income which may result from the reinsurance benefits relating to the lost portfolio transfer transaction, should not be considered when measuring current performance.

(5) Charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to mass tort claims. The Compensation Committee determined to exclude these charges because it believes that reserve practices and decisions made prior to 2000 in this claim category where there have been significant and unanticipated adverse developments is not an appropriate measure of current performance.

(6) Charges relating to reserve strengthening and any related increase in participating policyholder liability relating to CNA’s long term care or payout annuity liabilities, or relating to an impairment recognized in connection with a disposition (or proposed disposition), a loss portfolio transfer or other transaction that fixes or limits CNA’s exposure to such liabilities. CNA’s individual long term care business is in run-off and, with limited exceptions, CNA does not write long term care policies for new group customers. Its payout annuity business was in run-off prior to its disposition in 2014. The Compensation Committee believes that any charges from a transaction which would substantially mitigate CNA’s exposure from these legacy businesses should not be taken into account in measuring performance in 2014.

(7) Realized gains and losses. The Compensation Committee determined to exclude both realized gains and realized losses since, at least to a certain extent, the decision to realize a gain or a loss could be a discretionary decision. Accordingly, by excluding realized gains and losses, any implication that an individual could be wrongly motivated in taking or failing to take a gain or loss in an effort to impact consolidated net income would be removed.

(8) Catastrophe losses of CNA in excess of CNA’s 2014 budgeted amount, but not less than such budgeted amount. The level of catastrophes that impact a property and casualty insurer is, of course, unpredictable and, accordingly, not an appropriate way to measure performance. On the other hand, Performance-Based Income should not be increased just because of a low level of catastrophes in any year. The Compensation Committee believes that the amount for catastrophe losses budgeted at the beginning of each year – which at times has been higher or lower than the actual level of catastrophe losses – is preferable for measuring performance.

(9) Charges relating to the disposition, by judgment or settlement, of smoking and health related litigation. The Company’s former subsidiary, Lorillard, Inc., has been subject to numerous claims for damages related to its cigarette business allegedly resulting from actions taken many years ago. In connection with the 2008 spin-off of Lorillard, Inc., Lorillard indemnified the Company from any and all claims relating to the operation of its business, including smoking and health claims. In light of this, the Compensation Committee determined that any charges of this nature would not be appropriate in determining Performance-Based Income in awarding incentive compensation.

(10) Net income or loss attributable to changes in deferred income tax assets and liabilities resulting from a change in income tax rates in 2014. Several of the Company’s subsidiaries, by the nature of their business, recognize significant deferred income tax assets and liabilities, which have accumulated over many years. A change in the income tax rate could have a significant impact on these deferred tax items and on the Company’s net income since the impact in the year of this change would take into account the entire historical balance of deferred tax assets or liabilities. The Compensation Committee determined to exclude this item since any change in income tax rates is, of course, unpredictable and not within the Company’s control, and the resulting impact on net income and loss would not be a suitable indication of an individual’s performance.

(11) Gain or loss on disposal of discontinued operations (but not income from operations of the discontinued operations). The Compensation Committee determined to exclude both gains and losses from the disposal of discontinued operations in the belief that the results from a disposition, whether positive or negative, relate to the generally multi-year holding period of the asset disposed of even though recognized in the year of disposal. Thus any such gains or losses could distort net income in the year of disposition.

An integral part of the implementation of the Incentive Compensation Plan by the Compensation Committee is the retention by the Committee of negative discretion with respect to the award to each executive officer, allowing the Committee to reduce or eliminate any award notwithstanding the existence of Performance-Based Income. This gives the Committee the flexibility to appropriately evaluate the performance of each executive officer in light of not only the level of Performance-Based Income, but also in relation to the Company’s consolidated net income and the individual’s performance.

The Compensation Committee’s determination to grant awards for each Named Executive Officer in the exercise of its business judgment is essentially qualitative, rather than formula-driven, and is based on the Committee’s overall judgment of the individual’s performance. However, in making its determination regarding the payment of awards for 2014, the Committee was cognizant of the overall performance of the Company and its principal subsidiaries, particularly the adverse economic and market conditions in the energy sector, driven by sharply lower commodity prices worldwide, and the adverse impact on the market price of the Company’s Common Stock. In this connection, the Committee evaluated the performance of each Named Executive Officer, particularly the Chief Executive Officer, including their ability to demonstrate leadership, encourage growth initiatives at our subsidiaries and lead in devising plans and strategies to deal with the adverse market conditions which have challenged certain of our subsidiaries, as well as plans and strategies to enhance shareholder value over the long term. The Committee noted: the successful disposition of HighMount, the Company’s natural gas exploration and production subsidiary; Diamond Offshore’s success in obtaining long-term contracts for its two previously uncontracted new drillships in a challenging market; the Company’s ability to increase holding company cash and investments during 2014 while repurchasing almost 4% of its outstanding shares; and CNA’s strong capital position which has allowed it to pay substantial dividends while maintaining its insurer financial strength ratings and increasing its shareholders’ equity. Other important factors considered by the Committee included: (i) the Committee’s compensation philosophy against excessive or unreasonable compensation levels; (ii) an emphasis on consistent, long term, superior performance by the individual; (iii) the Committee’s evaluation of the performance of each Named Executive Officer based on the direct observation of such performance, since each Named Executive Officer regularly reports to the Board on the Company’s operations; and (iv) with respect to each Named Executive Officer other than the Chief Executive Officer, executive sessions with the Chief Executive Officer in which each Named Executive Officer’s performance is reviewed and evaluated.

Based upon these factors, the Compensation Committee granted incentive compensation awards under the Incentive Compensation Plan to our Named Executive Officers at amounts equal to the 2014 targets. The amount awarded to our Named Executive Officers and to all participants in the Plan amounted to approximately 43% and 51% respectively, of the total amount available in the performance bonus pool. The awards under this Plan for each of the Named Executive Officers are included in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table, below.

Stock-Based Awards. The third principal element of our compensation policy for Named Executive Officers is stock-based awards under our Stock Option Plan. The value of awards under our Stock Option Plan is directly correlated to our performance as measured by the price of our Common Stock over the long term. These awards only have value if, and to the extent that, the price of our Common Stock in the future exceeds the price on the date awards are granted. In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the Company, awards under the Stock Option Plan generally vest over a period of four years and have a term of ten years. As a result, these awards recognize performance over a longer term and encourage executives to continue their employment with the Company. All of these elements further serve to align the executive’s interest with those of our shareholders.

Since the establishment of the Stock Option Plan in 2000, it has been our policy not to increase the number of options or rights awarded to our Named Executive Officers, each year (other than to adjust for stock splits).

Our practice has been to consider, and for our Compensation Committee to approve, an annual award in January of each year, but to grant awards in four increments over the year, the first grant being made on the date of the Compensation Committee meeting in January at the time the award is established, and the following three grants being made on the last business day of March, June and September of the year. Each grant is made at an exercise or strike price equal to the average of the high and low sales prices of our Common Stock on the trading day immediately preceding the date of grant. Thus, the Committee knows the exercise or strike price of grants made at its January meeting, but the exercise or strike price for the three subsequent grants is based on our Common Stock price at a future date. We believe that this practice is fair and reasonable to the individual executive and to the Company and its shareholders since it minimizes the impact that any particular event could have on the exercise or strike price of awards.

Employment Agreements. It has been our practice to maintain employment agreements with each member of the Office of the President: James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch. Consistent with our compensation policies and our goal of maximizing the deductibility of compensation for federal income tax purposes, base salary under each employment agreement has been limited to $975,000 per annum for each individual. The agreements provide that each individual shall participate in our Incentive Compensation Plan; however, the amount of any award which may be granted remains subject to the discretion of the Compensation Committee. In February 2015, the employment agreement with each of the members of the Office of the President was extended for an additional term of one year, to expire March 31, 2016. Our employment agreements with the members of the Office of the President contain no provision for severance on termination, or payment upon a change in control, nor do such agreements require us to provide any perquisites. We have no employment or other agreement relating to severance or payment upon a change of control with any of our other Named Executive Officers. Information concerning automobile-related perquisites provided to certain Named Executive Officers is provided in the Summary Compensation Table, below.

Employee Benefits. Our Company’s Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Employees Savings Plan under Section 401(k) of the Internal Revenue Code, Retirement Plan and Benefit Equalization Plan. In addition, from time to time we have provided one or more Named Executive Officers with unfunded supplemental retirement benefits pursuant to the supplemental retirement agreements that are described under the heading “Pension Plans” below. No supplemental retirement benefits were granted in 2014.

Share Ownership Guidelines. Although we have not adopted any share ownership guidelines for our executive officers, we note that the members of the Office of the President own significant amounts of our Common Stock.

Deductibility of Compensation Under the Internal Revenue Code. Provisions of the Internal Revenue Code limit the amount of compensation paid to certain of our Named Executive Officers that we may deduct for federal income tax purposes to $1 million, unless such compensation qualifies as “performance-based” and meets other requirements under the Internal Revenue Code. Our policy is to maximize the deductibility of compensation to the extent reasonably practical and our Incentive Compensation Plan and Stock Option Plan are intended to meet the Internal Revenue Code requirement for deductibility. However, where the Compensation Committee, in the exercise of its business judgment, believes the performance of one or more of our Named Executive Officers warrants it, it may approve compensation, including bonuses, which is not deductible for tax purposes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman

Charles M. Diker

Paul J. Fribourg

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company, or is a participant in a transaction disclosed, or required to be disclosed, under the heading “Transactions with Related Persons,” below. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a director of the Company.

2014 Summary Compensation Table

The following table shows information for the years indicated regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2014, whom we refer to in this Proxy Statement as our “Named Executive Officers,” for services in all capacities to us and our subsidiaries. It also includes information for the years indicated regarding the compensation of Mr. P.W. Keegan, who served as our Chief Financial Officer until May 13, 2014.

Name and Position	Year	Salary	Bonus	Option/ SAR Awards (1)		Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (3)	All Other Comp.		SEC Total	SEC Total Without Change in Pension Value (14)

J.S. Tisch	2014	$ 975,000		$758,912	(4)	$3,425,000	$4,434,853	$894,694	(5)(6)	$10,488,459	$6,053,606
President, Chief Executive Officer, Office of the President	2013	975,000		837,845	(4)	3,285,000	0	807,965		5,905,810	5,905,810
	2012	975,000		960,816	(4)	3,125,000	3,995,330	787,403		9,843,549	5,848,219

D.B. Edelson	2014	975,000		334,761		3,200,000	449,342	24,150	(8)	4,983,253	4,533,911
Chief Financial Officer, Senior Vice President (7)	2013	975,000		303,303		3,050,000	242,778	23,950		4,595,031	4,352,253
	2012	975,000		296,635		2,900,000	478,060	23,750		4,673,445	4,195,385

A.H. Tisch	2014	975,000		488,023	(9)	2,775,000	3,670,777	130,487	(5)(10)	8,039,287	4,368,510
Co-Chairman of the Board, Chairman of the Executive Committee, Office of the President	2013	975,000		462,196	(9)	2,650,000	0	120,398		4,207,594	4,207,594
	2012	975,000		470,885	(9)	2,510,000	2,886,166	107,919		6,949,970	4,063,804

J.M. Tisch	2014	975,000		446,348		2,775,000	3,281,204	70,620	(5)(8)	7,548,172	4,266,968
Co-Chairman of the Board, Chairman of Loews Hotels, Office of the President	2013	975,000		404,404		2,650,000	0	67,065		4,096,469	4,096,469
	2012	975,000		395,511		2,510,000	2,951,936	69,445		6,901,892	3,949,956

K.I. Siegel	2014	975,000		369,819	(11)	2,675,000	274,590	28,650	(12)	4,323,059	4,048,469
Senior Vice President	2013	975,000		303,303		2,375,000	255,186	23,950		3,932,439	3,677,253
	2012	975,000		296,635		2,075,000	274,478	23,750		3,644,863	3,370,385

P.W. Keegan	2014	1,593,513	$1,100,000	334,761		0	368,438	24,300	(13)	3,421,012	3,052,574
Senior Advisor to the President, former Chief Financial Officer	2013	990,000		303,303		2,185,000	469,820	24,100		3,972,223	3,502,403
	2012	990,000		296,635		2,060,000	441,961	23,900		3,812,496	3,370,535

(1) These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards granted pursuant to our Stock Option Plan through December 31, 2014, 2013 and 2012, respectively. Assumptions used in the calculation of dollar amounts of the 2014 awards are included in Note 15 to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Annual Report.

(2) These amounts represent awards under our Incentive Compensation Plan for the years indicated which were paid to the Named Executive Officers in February of the following years.

(3) These amounts represent the actuarial increase, if any, in the present value of retirement benefits of each Named Executive Officer and Mr. P.W. Keegan under our retirement plans and supplemental retirement agreements as of December 31, 2014, 2013 and 2012 over the value of those benefits as of December 31, 2013, 2012 and 2011, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements in those respective years. The changes from year to year represent primarily changes in actuarial pension assumptions and, to a lesser extent, increases in service, age and compensation. Effective January 1, 2014, we reduced the benefits under our pension plans for executive officers generally. For an estimate of the pension benefits accrued for and the benefit changes effective January 1, 2014 which may become payable to the Named Executive Officers and Mr. P.W. Keegan and the assumptions used in calculating those amounts, please see the 2014 Pension Benefits Table on page 30 of this Proxy Statement.

(4) Includes $312,564, $433,441 and $565,305, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal years ended on December 31, 2014, 2013 and 2012, respectively, of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as chairman of the board of Diamond Offshore during 2014, 2013 and 2012, respectively. The aggregate grant date fair value of these awards was estimated using the Black-Scholes pricing model, assuming, with respect to the awards granted in each of 2014, 2013 and 2012 (a) an expected life of: seven (7) years, seven (7) years and six (6) years, respectively; (b) an expected volatility of: 21.68%, 18.24% and 33.45%, respectively; (c) a dividend yield of: 1.10%, 0.75% and 0.78%, respectively; and (d) a risk free interest rate of 2.08%, 1.61% and 0.89% , respectively. Expected life and volatility of awards is based on historical data. The dividend yield is based on the current regular dividend rate in effect and the current market price at the time of grant. Risk free interest rates are determined using the U.S. Treasury yield curve at time of grant with a term equal to the expected life of the options and SARs. This information has been provided by Diamond Offshore.

(5) Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use during 2014, as follows: (a) $20,825 for Mr. J.S. Tisch; (b) $13,837 for Mr. A.H. Tisch; and (c) $46,470 for Mr. J.M. Tisch. These amounts represent approximately 16%, 11% and 38% of our annual costs associated with the car and driver provided for Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, respectively, in 2014.

(6) Includes (a) $10,400, representing our contributions under our Employees Savings Plan for 2014; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2014; (c) $58,000, representing director’s fees paid by CNA for 2014; and (d) $791,719 representing payments of cash made pursuant to anti-dilution adjustments under the terms of Diamond Offshore’s stock option plan.

(7) Mr. D.B. Edelson was appointed Chief Financial Officer on May 13, 2014. Prior to that date, he served as a Named Executive Officer in his capacity as a Senior Vice President.

(8) Includes (a) $10,400, representing our contributions under our Employees Savings Plan for 2014; and (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2014.

(9) Includes $41,675, $57,792 and $75,374, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year ended on December 31, 2014, 2013 and 2012, respectively, of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as a member of the board of Diamond Offshore during 2014, 2013 and 2012, respectively, estimated using the same pricing model and assumptions described in footnote (4) above.

(10) Includes (a) $10,400, representing our contributions under our Employees Savings Plan for 2014; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2014; (c) $58,000, representing director’s fees paid by CNA for 2014; and (d) $34,500 representing payments of cash made pursuant to anti-dilution adjustments under the terms of Diamond Offshore’s stock option plan.

(11) Includes $35,058, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year ended on December 31, 2014 of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as a member of the board of Diamond Offshore during 2014, estimated using the same pricing model and assumptions described in footnote (4) above.

(12) Includes (a) $10,400, representing our contributions under our Employees Savings Plan for 2014; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2014; and (c) $4,500 representing payments of cash made pursuant to anti-dilution adjustments under the terms of the Diamond Offshore’s stock option plan.

(13) Includes (a) $10,400, representing our contributions under our Employees Savings Plan for 2014; and (b) $13,900, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2014.

(14) We have included this column to show how year over year changes in pension value impact total compensation as determined under Securities and Exchange Commission rules. The amounts reported in this column are calculated by subtracting the Change in Pension Value and Nonqualified Deferred Comp. Earnings column, as described in footnote 3 to this table, from the amounts reported in the SEC Total column. The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column.

Narrative Discussion of Summary Compensation Table

For more information about our employment agreements with each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch and about the components of compensation reported in the Summary Compensation Table, please read the “Compensation Discussion and Analysis” above.

Compensation Plans

The following table shows information regarding awards granted to each of our Named Executive Officers and Mr. P.W. Keegan under our Stock Option Plan and Incentive Compensation Plan during the year ended December 31, 2014.

2014 Grants of Plan-Based Awards

(Loews)

Name	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Option/SAR Awards; Number of Securities Underlying Options/SARs (2)	Exercise or Base Price of Option/SAR Awards (3)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option/SAR Awards

			Target	Maximum
J.S. Tisch	01/14/14				15,000	$46.58	$46.66	$119,185
	02/07/14		$3,425,000	$5,000,000
	03/31/14	01/14/14			15,000	43.37	44.05	122,667
	06/30/14	01/14/14			15,000	43.83	44.01	90,268
	09/30/14	01/14/14			15,000	41.98	41.66	114,228

D.B. Edelson	01/14/14				11,250	46.58	46.66	89,389
	02/07/14		3,200,000	4,750,000
	03/31/14	01/14/14			11,250	43.37	44.05	92,000
	06/30/14	01/14/14			11,250	43.83	44.01	67,701
	09/30/14	01/14/14			11,250	41.98	41.66	85,671

P.W. Keegan	01/14/14				11,250	46.58	46.66	89,389
	03/31/14	01/14/14			11,250	43.37	44.05	92,000
	06/30/14	01/14/14			11,250	43.83	44.01	67,701
	09/30/14	01/14/14			11,250	41.98	41.66	85,671

A.H. Tisch	01/14/14				15,000	46.58	46.66	119,185
	02/07/14		2,775,000	4,500,000
	03/31/14	01/14/14			15,000	43.37	44.05	122,667
	06/30/14	01/14/14			15,000	43.83	44.01	90,268
	09/30/14	01/14/14			15,000	41.98	41.66	114,228

J.M. Tisch	01/14/14				15,000	46.58	46.66	119,185
	02/07/14		2,775,000	4,500,000
	03/31/14	01/14/14			15,000	43.37	44.05	122,667
	06/30/14	01/14/14			15,000	43.83	44.01	90,268
	09/30/14	01/14/14			15,000	41.98	41.66	114,228

K.I. Siegel	01/14/14				11,250	46.58	46.66	89,389
	02/07/14		2,675,000	4,500,000
	03/31/14	01/14/14			11,250	43.37	44.05	92,000
	06/30/14	01/14/14			11,250	43.83	44.01	67,701
	09/30/14	01/14/14			11,250	41.98	41.66	85,671

(1) These amounts represent target and maximum awards established under our Incentive Compensation Plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2015 is included in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Awards under our Incentive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our Performance-Based Income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” above, under the heading “Incentive Compensation Awards,” for more information concerning awards under our Incentive Compensation Plan.

(2) These amounts represent awards of SARs granted under our Stock Option Plan. In accordance with its practice, in 2014 our Compensation Committee established an annual award in January authorizing the grant of SARs in four increments over the year. These SARs vest with respect to 25% of the total number of securities underlying each annual award on an annual basis commencing on the anniversary of the date our Compensation Committee took action to authorize the awards. Please read our “Compensation Discussion and Analysis” above, under the heading “Stock-Based Awards,” for more information concerning awards under our Stock Option Plan.

(3) The exercise prices were calculated in accordance with our Stock Option Plan by averaging the high and low sales prices of our Common Stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information provided by Diamond Offshore regarding grants to Messrs. K.I. Siegel, A.H. Tisch and J.S. Tisch under Diamond Offshore’s stock option plan during the year ended December 31, 2014.

2014 Grants of Plan-Based Awards

(Diamond Offshore)

Name	Grant Date	Action Date	All Other Option/SAR Awards; Number of Securities Underlying Options/SARs (1)	Exercise or Base Price of Option/SAR Awards (2)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option/SAR Awards

K.I. Siegel	04/01/14	03/28/14	1,000	$48.36	$45.51	$9,918
	07/01/14	03/28/14	1,000	49.57	47.28	13,395
	10/01/14	03/28/14	1,000	34.54	32.87	11,745

A.H. Tisch	01/02/14	10/18/13	1,000	56.55	52.52	6,617
	04/01/14	10/18/13	1,000	48.36	45.51	9,918
	07/01/14	10/18/13	1,000	49.57	47.28	13,395
	10/01/14	10/18/13	1,000	34.54	32.87	11,745

J.S. Tisch	01/02/14	10/18/13	7,500	56.55	52.52	49,628
	04/01/14	10/18/13	7,500	48.36	45.51	74,387
	07/01/14	10/18/13	7,500	49.57	47.28	100,460
	10/01/14	10/18/13	7,500	34.54	32.87	88,089

(1) These amounts represent awards of SARs granted to Messrs. K.I. Siegel, A.H. Tisch and J.S. Tisch by Diamond Offshore under its stock option plan. In October 2013 Diamond Offshore’s board of directors established an annual award to its non-management directors, which was granted in four increments over the course of 2014. Mr. K.I. Siegel’s 2014 award was established upon his appointment to Diamond Offshore’s board in March 2014. Each SAR reported above vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

(2) The exercise prices were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information regarding awards granted to each of our Named Executive Officers and Mr. P.W. Keegan under our Stock Option Plan that were outstanding as of December 31, 2014. All awards with expiration dates prior to January 2016 represent stock options, and all awards with expiration dates during or after January 2016 represent SARs.

2014 Outstanding Equity Awards at Fiscal Year-End

(Loews Common Stock)

Option/SAR Awards (1)

Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option/SAR Exercise Price	Option/SAR Expiration Date

J.S. Tisch	15,000	0	$23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	11,250	3,750	39.81	01/11/21
	11,250	3,750	43.14	01/11/21
	11,250	3,750	42.02	01/11/21
	11,250	3,750	35.04	01/11/21
	7,500	7,500	37.86	01/10/22
	7,500	7,500	39.41	01/10/22
	7,500	7,500	39.80	01/10/22
	7,500	7,500	41.14	01/10/22
	3,750	11,250	41.93	01/08/23
	3,750	11,250	43.89	01/08/23
	3,750	11,250	44.44	01/08/23
	3,750	11,250	46.99	01/08/23
	0	15,000	46.58	01/14/24
	0	15,000	43.37	01/14/24
	0	15,000	43.83	01/14/24
	0	15,000	41.98	01/14/24

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

P.W. Keegan	11,250	0	$33.14	01/31/16
	11,250	0	34.18	01/31/16
	11,250	0	34.89	01/31/16
	11,250	0	38.31	01/31/16
	11,250	0	40.34	01/09/17
	11,250	0	45.75	01/09/17
	11,250	0	51.08	01/09/17
	11,250	0	48.04	01/09/17
	11,250	0	49.17	01/08/18
	11,250	0	40.34	01/08/18
	11,250	0	47.71	01/08/18
	11,250	0	38.38	01/08/18
	11,250	0	27.00	01/13/19
	11,250	0	21.74	01/13/19
	11,250	0	27.21	01/13/19
	11,250	0	34.64	01/13/19
	11,250	0	37.92	01/12/20
	11,250	0	37.26	01/12/20
	11,250	0	33.12	01/12/20
	11,250	0	37.82	01/12/20
	8,437	2,813	39.81	01/11/21
	8,437	2,813	43.14	01/11/21
	8,437	2,813	42.02	01/11/21
	8,437	2,813	35.04	01/11/21
	5,625	5,625	37.86	01/10/22
	5,625	5,625	39.41	01/10/22
	5,625	5,625	39.80	01/10/22
	5,625	5,625	41.14	01/10/22
	2,812	8,438	41.93	01/08/23
	2,812	8,438	43.89	01/08/23
	2,812	8,438	44.44	01/08/23
	2,812	8,438	46.99	01/08/23
	0	11,250	46.58	01/14/24
	0	11,250	43.37	01/14/24
	0	11,250	43.83	01/14/24
	0	11,250	41.98	01/14/24

A.H. Tisch	15,000	0	23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	15,000	0	$27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	11,250	3,750	39.81	01/11/21
	11,250	3,750	43.14	01/11/21
	11,250	3,750	42.02	01/11/21
	11,250	3,750	35.04	01/11/21
	7,500	7,500	37.86	01/10/22
	7,500	7,500	39.41	01/10/22
	7,500	7,500	39.80	01/10/22
	7,500	7,500	41.14	01/10/22
	3,750	11,250	41.93	01/08/23
	3,750	11,250	43.89	01/08/23
	3,750	11,250	44.44	01/08/23
	3,750	11,250	46.99	01/08/23
	0	15,000	46.58	01/14/24
	0	15,000	43.37	01/14/24
	0	15,000	43.83	01/14/24
	0	15,000	41.98	01/14/24

J.M. Tisch	15,000	0	23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	11,250	3,750	39.81	01/11/21
	11,250	3,750	43.14	01/11/21
	11,250	3,750	42.02	01/11/21
	11,250	3,750	35.04	01/11/21
	7,500	7,500	37.86	01/10/22
	7,500	7,500	39.41	01/10/22
	7,500	7,500	39.80	01/10/22
	7,500	7,500	41.14	01/10/22

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	3,750	11,250	$41.93	01/08/23
	3,750	11,250	43.89	01/08/23
	3,750	11,250	44.44	01/08/23
	3,750	11,250	46.99	01/08/23
	0	15,000	46.58	01/14/24
	0	15,000	43.37	01/14/24
	0	15,000	43.83	01/14/24
	0	15,000	41.98	01/14/24

D.B. Edelson	22,500	0	24.17	01/20/15
	11,250	0	25.91	01/20/15
	11,250	0	30.54	01/20/15
	11,250	0	33.14	01/31/16
	11,250	0	34.18	01/31/16
	11,250	0	34.89	01/31/16
	11,250	0	38.31	01/31/16
	11,250	0	40.34	01/09/17
	11,250	0	45.75	01/09/17
	11,250	0	51.08	01/09/17
	11,250	0	48.04	01/09/17
	11,250	0	49.17	01/08/18
	11,250	0	40.34	01/08/18
	11,250	0	47.71	01/08/18
	11,250	0	38.38	01/08/18
	11,250	0	27.00	01/13/19
	11,250	0	21.74	01/13/19
	11,250	0	27.21	01/13/19
	11,250	0	34.64	01/13/19
	11,250	0	37.92	01/12/20
	11,250	0	37.26	01/12/20
	11,250	0	33.12	01/12/20
	11,250	0	37.82	01/12/20
	8,437	2,813	39.81	01/11/21
	8,437	2,813	43.14	01/11/21
	8,437	2,813	42.02	01/11/21
	8,437	2,813	35.04	01/11/21
	5,625	5,625	37.86	01/10/22
	5,625	5,625	39.41	01/10/22
	5,625	5,625	39.80	01/10/22
	5,625	5,625	41.14	01/10/22
	2,812	8,438	41.93	01/08/23
	2,812	8,438	43.89	01/08/23
	2,812	8,438	44.44	01/08/23
	2,812	8,438	46.99	01/08/23
	0	11,250	46.58	01/14/24
	0	11,250	43.37	01/14/24
	0	11,250	43.83	01/14/24
	0	11,250	41.98	01/14/24

K.I. Siegel	11,250	0	37.92	01/12/20
	11,250	0	37.26	01/12/20
	2,813	0	33.12	01/12/20
	11,250	0	37.82	01/12/20
	8,437	2,813	39.81	01/11/21
	8,437	2,813	43.14	01/11/21

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	8,437	2,813	$42.02	01/11/21
	2,812	2,813	35.04	01/11/21
	5,625	5,625	37.86	01/10/22
	5,625	5,625	39.41	01/10/22
	5,625	5,625	39.80	01/10/22
	5,625	5,625	41.14	01/10/22
	2,812	8,438	41.93	01/08/23
	2,812	8,438	43.89	01/08/23
	2,812	8,438	44.44	01/08/23
	2,812	8,438	46.99	01/08/23
	0	11,250	46.58	01/14/24
	0	11,250	43.37	01/14/24
	0	11,250	43.83	01/14/24
	0	11,250	41.98	01/14/24

(1) Each stock option and SAR reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the expiration date reported for such stock option or SAR above.

The following table shows information provided by Diamond Offshore regarding awards granted to Messrs. K.I. Siegel, A.H. Tisch and J.S. Tisch under Diamond Offshore’s stock option plan that were outstanding as of December 31, 2014. All awards listed with expiration dates prior to April 2016 represent stock options, and all awards listed with expiration dates during or after April 2016 represent SARs.

2014 Outstanding Equity Awards at Fiscal Year-End

(Diamond Offshore Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

K.I. Siegel	1,000	0	$48.36	04/01/24
	1,000	0	49.57	07/01/24
	1,000	0	34.54	10/01/24

A.H. Tisch	500	0	70.38	07/01/21
	500	0	55.64	10/01/21
	1,000	0	55.72	01/03/22
	1,000	0	66.68	04/02/22
	1,000	0	59.19	07/02/22
	1,000	0	66.04	10/01/22
	1,000	0	67.47	01/02/23
	1,000	0	69.71	04/01/23
	1,000	0	68.62	07/01/23
	1,000	0	62.31	10/01/23
	1,000	0	56.55	01/02/24
	1,000	0	48.36	04/01/24
	1,000	0	49.57	07/01/24
	1,000	0	34.54	10/01/24

J.S. Tisch	3,750	0	45.77	04/19/15
	3,750	0	53.60	07/01/15
	3,750	0	61.90	10/03/15
	3,750	0	69.38	12/31/15
	5,625	0	92.67	04/27/16

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	5,625	0	$ 83.44	07/03/16
	5,625	0	71.87	10/02/16
	5,625	0	79.77	12/31/16
	7,500	0	81.42	04/02/17
	7,500	0	101.97	07/02/17
	7,500	0	114.21	10/01/17
	7,500	0	144.44	12/31/17
	7,500	0	117.36	04/01/18
	7,500	0	140.54	07/01/18
	7,500	0	103.02	10/01/18
	7,500	0	58.73	01/01/19
	7,500	0	64.51	04/01/19
	7,500	0	83.57	07/01/19
	7,500	0	95.61	10/01/19
	7,500	0	99.16	01/04/20
	7,500	0	87.65	04/01/20
	7,500	0	61.79	07/01/20
	7,500	0	68.52	10/01/20
	7,500	0	66.38	01/03/21
	7,500	0	78.90	04/01/21
	7,500	0	70.38	07/01/21
	7,500	0	55.64	10/01/21
	7,500	0	55.72	01/03/22
	7,500	0	66.68	04/02/22
	7,500	0	59.19	07/02/22
	7,500	0	66.04	10/01/22
	7,500	0	67.47	01/02/23
	7,500	0	69.71	04/01/23
	7,500	0	68.62	07/01/23
	7,500	0	62.31	10/01/23
	7,500	0	56.55	01/02/24
	7,500	0	48.36	04/01/24
	7,500	0	49.57	07/01/24
	7,500	0	34.54	10/01/24

(1) Each stock option and SAR reported above with an expiration date prior to October 2018 vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in each calendar year above. Each SAR reported above with an expiration date during or after October 2018, vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

The following table shows information regarding the exercise of awards granted under our Stock Option Plan by those of our Named Executive Officers or Mr. P.W. Keegan who exercised awards during the year ended December 31, 2014.

2014 Option Exercises and Stock Vested

(Loews Common Stock)

Option Awards

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

A.H. Tisch	60,000	$1,698,175
J.S. Tisch	60,000	1,698,175
J.M. Tisch	60,000	1,698,175

The following table shows information provided by Diamond Offshore regarding the exercise of awards granted under Diamond Offshore’s stock option plan by those of our Named Executive Officers or Mr. P.W. Keegan who exercised awards during the year ended December 31, 2014.

2014 Option Exercises and Stock Vested

(Diamond Offshore Common Stock)

Option Awards

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

J.S. Tisch	5,625	$117,519

Pension Plans

We provide a funded, tax qualified, non-contributory retirement plan for salaried employees, including our executive officers (our “Qualified Retirement Plan”). Tax qualified retirement plans, such as our Qualified Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, nonqualified, non-contributory Benefit Equalization Plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits which are not available under our Qualified Retirement Plan (we refer to our Qualified Retirement Plan and Benefit Equalization Plan together as our “Retirement Plans”).

Our Qualified Retirement Plan is a cash balance plan, in which the value of each participant’s benefit is expressed as a nominal cash balance account established for each participant. Under the cash balance plan, we increase each participant’s nominal account annually by a “pay-based credit” based on a specified percentage of annual earnings (based on the participant’s years of service) and an “interest credit” based on a specified interest rate, which we set annually for all participants. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under our Retirement Plans consists of salary included under the heading “Salary” in the Summary Compensation Table above. In addition, awards under our Incentive Compensation Plan are deemed compensation for purposes of our Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

Until January 1, 2014, those participants in our Qualified Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that our Qualified Retirement Plan was converted into a cash balance plan), including Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, accrued benefits based upon their highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement and years of credited service with us (“Final Pay Benefit”).

We amended our Retirement Plans, effective January 1, 2014, which had the effect of reducing future benefit accruals for our Named Executive Officers. The material changes applicable to our executive officers: (i) froze the Final Pay Benefit at year-end 2013, with all future benefit accruals shifted to cash balance service-based credits; (ii) moved to a years of service based metric for annual pay-based credits in lieu of the former age based metric and reduced the maximum credit from 11% to 7%; and (iii) capped the compensation taken into account in determining annual accruals at 2013 pay levels. In addition, the Retirement Plans were closed to new entrants effective January 1, 2014.

We also maintain a supplemental retirement account for each of Messrs. P.W. Keegan, J.S. Tisch, A.H. Tisch and J.M. Tisch, pursuant to supplemental retirement agreements with each such individual (“Supplemental Benefit”). We credit each such nominal account annually with the interest credit established under our Retirement Plan. Upon retirement, each such Named Executive Officer and Mr. P.W. Keegan will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment.

The following table shows information regarding pension benefits accrued for and paid to each of our Named Executive Officers and Mr. P.W. Keegan as of December 31, 2014.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

J.S. Tisch	Retirement Plan	37	$1,715,374	$0
	Benefit Equalization Plan	37	26,193,322	0
	Supplemental Benefit		1,195,808	0

P.W. Keegan	Retirement Plan	17	523,674	0
	Benefit Equalization Plan	17	3,363,670	0
	Supplemental Benefit		2,177,360	0

A.H. Tisch	Retirement Plan	41	1,801,236	0
	Benefit Equalization Plan	41	23,243,539	0
	Supplemental Benefit		1,250,323	0

J.M. Tisch	Retirement Plan	35	1,334,713	0
	Benefit Equalization Plan	35	20,981,901	0
	Supplemental Benefit		1,182,178	0

D.B. Edelson	Retirement Plan	9	189,733	0
	Benefit Equalization Plan	9	2,297,554	0

K.I. Siegel	Retirement Plan	5	53,944	0
	Benefit Equalization Plan	5	1,114,771	0

(1) Assuming (a) the later of a normal retirement age of 65 or current age; (b) a discount rate of 3.8%; and (c) interest credits of 2.5% for 2015 and future years. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

Deferred Compensation

The following table shows information regarding compensation deferred by Mr. Edelson on a nonqualified basis pursuant to our Deferred Compensation Plan. Under this plan, employees earning in excess of $100,000 per year may defer up to ten percent of their base salaries for a period of not less than three years, or until they are no longer employed by us. Deferred amounts are maintained by us in an interest bearing account. Upon electing to participate in this plan each year, each participating employee must choose the amount to be deferred and the duration of the deferral, whether to receive distributions of deferred amounts in a single payment or in equal annual installments over any period of time up to 15 years, and an interest rate from a selection of short term and long term rates established in accordance with the plan’s requirements. None of our other Named Executive Officers or Mr. P.W. Keegan deferred compensation or had outstanding balances during 2014.

2014 Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End

D.B. Edelson	$97,500	$0	$22,255 (1)	$0	$662,609

(1) Represents interest earned in 2014 on Mr. Edelson’s Deferred Compensation Plan account at a combined annual compounded rate of 3.8%.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee considered, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us. Our Audit committee reviewed and approved or ratified each of the following 2014 transactions:

Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch, the members of our Office of the President, and members of their families have chartered our aircraft for personal travel from time to time. For the use of our owned aircraft, charters are done through an unaffiliated management company and the charterer pays us a fixed hourly rate plus a fuel surcharge which equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us a rate which closely approximates our incremental cost. The total amount reimbursed or paid to us in 2014 in connection with the foregoing was $1,048,663.

Mrs. Joan H. Tisch, widow of Preston R. Tisch and mother of Jonathan M. Tisch, a member of the Company’s Office of the President, leases an apartment at the Loews Regency Hotel pursuant to a lease which was approved by our Audit Committee in 2001. The lease became effective upon the death of her late husband, Preston R. Tisch, our former Co-Chairman of the Board, in late 2005. The rent is set forth in the lease and adjusts upward each year by an amount equal to the increase in the consumer price index during the prior year. During 2013, Mrs. Tisch was required to vacate her apartment due to renovations at the hotel. She returned to the apartment in March 2014 and was reimbursed $250,000 by the Company for relocation expenses. Mrs. Tisch separately pays rent for another room at the hotel in an amount that was determined based on an analysis of market rates for comparable extended stay rentals at the Hotel. Mrs. Tisch paid the hotel an aggregate of $641,025 for these rentals in 2014.

Alexander Tisch, son of Mr. A.H. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $800,000 in 2014 and participated in benefit programs available to salaried employees generally. In January 2015, he was granted 15,000 SARs under our Stock Option Plan having terms identical to those applicable to other employees.

Benjamin Tisch, son of Mr. J.S. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $800,000 for 2014 and participated in benefit programs available to salaried employees generally. In January 2015, he was granted 15,000 SARs under our Stock Option Plan having terms identical to those applicable to other employees.

Lacey Tisch, daughter of Mr. A.H. Tisch, is employed as a Director of Brand Marketing for Loews Hotels. Ms. Tisch is an at-will employee, earned compensation of $92,000 in 2014 and participated in benefit programs available to salaried employees generally.

Walter L. Harris, a director of the Company and Chairman of the Company’s Audit Committee, has an ownership interest in the T-H Companies which, from time to time, earn commissions from insurance company subsidiaries of CNA. All transactions between the T-H Companies and CNA are subject to review and approval or ratification by the Audit Committee. Mr. Harris may not participate in the Audit Committee’s consideration of such related party transactions. All business placed with CNA by the T-H Companies was pursuant to written agreements on CNA’s standard forms, as is typical of the products offered by CNA to its brokers and paid commissions in accordance with a schedule that is standard to CNA brokerage contracts of this type. Mr. Harris does not participate in placements of business with CNA. The T-H Companies earned commissions from CNA in 2014 of $230,833, which amounted to approximately 0.95% of the total revenues of the T-H Companies for the year.

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

(Proposal No. 2)

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders with an annual advisory vote to approve Named Executive Officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed under the heading “Executive Compensation” beginning on page 13 of this Proxy Statement.

The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve the Company’s objectives and create shareholder value. Our executive compensation programs and goals are described in detail in the Compensation Discussion and Analysis and the level of compensation paid to our Named Executive Officers during the last three years is set out in the Summary Compensation Table and related information above. Our Compensation Committee believes that our executive compensation program is effective in achieving our goals.

This advisory vote to approve Named Executive Officer compensation is not binding on our Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, our Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed under the heading Executive Compensation in the Proxy Statement for the 2015 Annual Meeting of Shareholders.”

RATIFICATION OF THE APPOINTMENT

OF OUR INDEPENDENT AUDITORS

(Proposal No. 3)

Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2015. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the meeting. Even if this selection is ratified by our shareholders at the meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2014 and 2013, by category as described in the notes to the table.

	2014	2013
	(in thousands)

Audit Fees (1)	$18,085	$18,606
Audit Related Fees (2)	658	813
Tax Fees (3)	178	262
All Other Fees (4)	3	0

Total	$18,924	$19,681

(1)	Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly financial statements.

(2)

Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters and the audit of employee benefit plans.

(3)	Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4)	Includes the aggregate fees and expenses for products and services, other than those services described above and related to consulting services.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or a designated committee member to whom this authority has been delegated. Our Audit Committee, or a designated member, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore and Boardwalk Pipeline, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

The Board of Directors recommends a vote FOR Proposal No. 3.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed as proxies.

We will bear all costs in connection with the solicitation of proxies for the meeting. We intend to request brokerage houses, custodians, nominees and others who hold our voting stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses. We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,500. In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile, over the Internet, by e-mail or by other electronic transmission.

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Loews Corporation, Attn: Corporate Secretary, 667 Madison Avenue, New York, New York 10065-8087 or at (212) 521-2000. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2015

This Proxy Statement, our 2014 Annual Report on Form 10-K and the proxy card are available at www.loews.com/reports.

Communications with Us by Shareholders and Others

If you or any other interested party wishes to communicate directly with our Lead Director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board of Directors, you must do so by writing to our Corporate Secretary. Your recommendation must include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company and the candidate’s signed consent to serve as a director, if elected. We must receive your recommendations for director nominees for our 2016 Annual Meeting not later than October 1, 2015.

If you wish to nominate an individual for election as a director at our 2016 Annual Meeting, you must provide notice of your intention to do so by writing to our Corporate Secretary. Your notice must include the nominee’s name, age, business and residence addresses, principal occupation or employment, ownership interests in our securities and any other information which would be required to be disclosed with respect to that nominee in connection with a solicitation of proxies for the election of directors. It must also include your name and address, ownership interests in our securities, a description of any arrangement or understanding between you and the nominee or any other person under which the nomination is being made, your representation that you intend to attend the 2016 Annual Meeting to nominate the nominee in person and any other information which would be required to be disclosed with respect to you in connection with a solicitation of proxies for the election of directors. Your notice must be accompanied by a written consent of the nominee to being named as a nominee and to serve as a director, if elected. We must receive your notice not earlier than January 13, and not later than February 12, 2016.

If you wish to submit a proposal under Rule 14a-8 for our 2016 Annual Meeting, it must be received by us not later than December 1, 2015 in order to be included in our proxy materials. In order for any proposal by you made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of that act, it must be received by us not later than February 14, 2016. If your proposal is not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for next year’s annual meeting may confer discretionary authority to us to vote on that proposal. Your proposals should be addressed to our Corporate Secretary.

If you wish to obtain directions to our 2015 Annual Meeting of Shareholders, you may do so by writing to our Corporate Secretary.

You should address all communications directed to our Corporate Secretary regarding the matters discussed above to Loews Corporation, 667 Madison Avenue, New York, New York 10065-8087.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: March 30, 2015

PLEASE SUBMIT YOUR PROXY

TO VOTE YOUR SHARES PROMPTLY

LOEWS CORPORATION

667 MADISON AVENUE

NEW YORK, NY 10065-8087

ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M84273-P58162	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOEWS CORPORATION
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
			For	Against	Abstain

	1a.	Lawrence S. Bacow	☐	☐	☐

	1b.	Ann E. Berman	☐	☐	☐

	1c.	Joseph L. Bower	☐	☐	☐

	1d.	Charles D. Davidson	☐	☐	☐

	1e.	Charles M. Diker	☐	☐	☐

	1f.	Jacob A. Frenkel	☐	☐	☐

	1g.	Paul J. Fribourg	☐	☐	☐

	1h.	Walter L. Harris	☐	☐	☐

	1i.	Philip A. Laskawy	☐	☐	☐

	1j.	Ken Miller	☐	☐	☐

	1k.	Andrew H. Tisch	☐	☐	☐

	1l.	James S. Tisch	☐	☐	☐

	1m.	Jonathan M. Tisch	☐	☐	☐

	1n.	Anthony Welters	☐	☐	☐

		For	Against	Abstain

2.	Approve, on an advisory basis, executive compensation	☐	☐	☐

3.	Ratify Deloitte & Touche LLP as independent auditors	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof shall be voted by the proxies appointed hereby in their judgment and discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Address Change/Comments: Please provide any address changes or comments to our investor contact by e-mail at IR@loews.com or by phone at 212-521-2788.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Annual Review Letter are available at www.proxyvote.com.

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M84274-P58162

LOEWS CORPORATION

Annual Meeting of Shareholders

May 12, 2015 11:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Gary W. Garson, David B. Edelson and Kenneth J. Zinghini, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of LOEWS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M., New York City Time on May 12, 2015, at The Pierre, 2 East 61st Street, New York, New York, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side